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                                                                      EXHIBIT 99

                      [HF HERITAGE FINANCIAL LETTERHEAD]


                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------
                                                         DATE:  October 22, 1999

CONTACT: Donald V. Rhodes
         Chairman, President and
         Chief Executive Officer                         (360) 943-1500

                     HERITAGE FINANCIAL CORPORATION BOARD
                          AUTHORIZES STOCK REPURCHASE

Heritage Financial Corporation, Olympia, WA (Nasdaq: HFWA): The Board of Directors of Heritage Financial Corporation has authorized the purchase of up to 10% of the Company's outstanding shares or approximately 1.1 million shares. The purchase will take place over the next 15 months in the open market or in privately negotiated transactions at times deemed appropriate.

Heritage's Chairman, President and Chief Executive Officer, Donald V. Rhodes, stated, "Heritage operates with capital levels well in excess of regulatory requirements and well in excess of our internal needs. Buying in our own shares with some of our excess capital funds is the best use of this capital, especially given current market conditions."

Heritage Financial Corporation is a $487 million asset sized bank holding company headquartered in Olympia, Washington. Heritage operates two community banks, Heritage Bank and Central Valley Bank, N.A. Heritage Bank serves Pierce, Thurston and Mason Counties in the South Puget Sound region of Washington through its twelve full-service banking offices. Central Valley Bank serves Yakima County in central Washington through its five full-service banking offices.